Exhibit 99.1

EVERTEC, LLC REPORTS SECOND QUARTER 2012 RESULTS

Second Quarter Highlights

•	Total revenues were $84.4 million, an increase of 7%, as compared to the second quarter of 2011.

•	Adjusted EBITDA was $40.9 million, an increase of 9%, as compared to the second quarter of 2011.

•

Returned capital of approximately $270.0 million to equityholders through a special dividend. The special dividend was funded with a combination of cash on hand and net proceeds from the issuance of $210.0 million of additional debt.

•

Converted from a Puerto Rico corporation to a Puerto Rico limited liability company for the purpose of improving the consolidated tax efficiency of EVERTEC and its subsidiaries. Through this new structure EVERTEC will benefit from at least $30.0 million of net operating losses and certain other tax attributes.

SAN JUAN, PUERTO RICO – AUGUST 13, 2012 — EVERTEC, LLC (“EVERTEC” or the “Company,” formerly known as EVERTEC, Inc.) today reported consolidated results for the second quarter 2012.

“We are pleased to report another quarter of strong organic growth and free cash flow generation,” said Peter Harrington, EVERTEC’s President and Chief Executive Officer. “Supported by our leading technology platform, we continue to enjoy positive momentum as we expand our presence in Latin America and for the second quarter 2012 recorded a 16% year-over-year increase in revenues outside of Puerto Rico. Going forward, we remain focused on the strategic growth of our business, serving our clients and driving profitability and customer service enhancements through the ongoing optimization of our operations and organizational structure.”

Second Quarter 2012 Financial Results

For the quarter ended June 30, 2012, total revenues increased by $5.7 million, or 7%, to $84.4 million compared to $78.7 million in the corresponding 2011 period. Transaction Processing segment revenues increased by $3.0 million, or 15%; Merchant Acquiring segment net revenues increased by $2.3 million, or 16%; and Business Solutions segment revenues increased by $0.3 million, or 1%. Revenue growth in the Transaction Processing and Business Solutions segments was primarily attributable to an increase in transactions and further penetration of our products and services in the markets we serve. The increase in Merchant Acquiring segment net revenues was driven primarily by higher sales volumes and higher realized net margin.

Total operating costs and expenses, excluding depreciation and amortization, were $48.3 million for the quarter ended June 30, 2012, compared to $46.6 million for the same period in 2011. The increase in operating costs and expenses of $1.7 million was primarily due to higher equipment expenses and professional services fees to support business growth, partially offset by a decrease in personnel expenses from cost control measures implemented in late 2011. Total operating costs and expenses, excluding depreciation and amortization, as a percentage of total revenues decreased by approximately 195 basis points to 57.3% from 59.2% in the prior year period.

Non-operating expenses for the quarter ended June 30, 2012 were $21.1 million, an increase of $7.7 million from $13.4 million for the same period in 2011. The increase was mostly related to one-time expenses of $8.8 million associated with the issuance of additional debt, partially offset by an increase in other income of $0.4 million and a $0.5 million decrease in interest expense.

Income tax benefit for the quarter ended June 30, 2012 amounted to $88.5 million, compared to $0.4 million for the corresponding 2011 period. The income tax benefit for the quarter ended June 30, 2012 was driven by the elimination of EVERTEC’s deferred tax liability balance related to its operations in Puerto Rico following its conversion to a limited liability company on April 17, 2012.

Adjusted EBITDA for the quarter ended June 30, 2012 was $40.9 million, an increase of $3.4 million, or 9%, compared to $37.5 million for the same period in 2011. This increase was primarily due to higher revenues, partially offset by a slight increase in cash expenses. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenues) improved by approximately 87 basis points to 48.5% as a result of operating leverage and the successful implementation of cost savings initiatives.

Six months ended June 30, 2012 Results

Total revenues for the six months ended June 30, 2012 increased by $12.4 million, or 8%, to $166.9 million compared to $154.5 for the same period in 2011. Transaction Processing segment revenues increased by $5.7 million, or 14%; Merchant Acquiring segment net revenues increased by $5.2 million, or 18%; and Business Solutions segment revenues increased by $1.4 million, or 2%. Revenue increases across all three segments during the six months ended June 30, 2012 were primarily driven by the aforementioned factors impacting their performance during the three months ended June 30, 2012 as we continue to experience growth in transactions and sales volumes in our local and international markets.

Total operating costs and expenses, excluding depreciation and amortization, were $95.0 million for the six months ended June 30, 2012, compared to $92.6 million for the same period in 2011. The increase of $2.4 million was primarily due to higher equipment expenses and professional services fees to support business growth, partially offset by a decrease in personnel expenses from cost control measures implemented in late 2011. Total operating costs and expenses, excluding depreciation and amortization, as a percentage of total revenues decreased by approximately 298 basis points to 57.0% from 59.9% in the prior year period.

Non-operating expenses for the six months ended June 30, 2012 amounted to $34.3 million, compared to $31.1 million for the same period in 2011. The increase in non-operating expenses was driven by higher other expenses of $6.7 million, partially offset by a reduction in interest expense of $3.4 million. Other expenses for the six months ended June 30, 2012 were primarily comprised of one-time costs of $8.8 million associated with the issuance of additional debt and $2.2 million as a result of changes in personnel. For the corresponding 2011 period, other expenses were primarily comprised of one-time costs of $2.2 million related to the refinancing of our senior secured credit facilities and $1.2 million from the settlement of a derivative related to our acquisition of an equity interest in CONTADO. The positive year-over-year interest expense variance of $3.4 million was largely a result of one-time charges incurred during the six months ended June 30, 2011 of $2.9 million associated with a refinancing and prepayment, partially offset by higher outstanding debt balances.

The Company reported an income tax benefit of $87.5 million for the six months ended June 30, 2012, compared to $29.5 million for the corresponding 2011 period. The income tax benefit for the first half of 2012 was primarily driven by the elimination of EVERTEC’s deferred tax liability following its conversion to a limited liability company on April 17, 2012. The income tax benefit for the corresponding 2011 period was mainly due to a reduction in the marginal corporate income-tax rate from 39% to 30%, as a result of the tax reform enacted in Puerto Rico on January 31, 2011.

Adjusted EBITDA for the six months ended June 30, 2012 increased by $8.2 million, or 12%, to $79.4 million when compared to the same period in 2011. This increase was primarily driven by revenue growth across all three business segments, partially offset by an increase in cash expenses. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenues) improved by approximately 153 basis points to 47.6% from 46.1% in the prior year period.

Cash and Liquidity

As of June 30, 2012, EVERTEC’s unrestricted cash balance was $25.7 million, and the Company had $49.3 million of net borrowing capacity available under its revolving credit facility.

Debt

As previously announced, the Company completed a number of significant transactions during the second quarter of 2012, including the following:

•

On May 4, 2012, the Company and EVERTEC Finance Corp. obtained the requisite consents from holders of at least a majority in aggregate principal amount of all outstanding senior notes on the record date of April 27, 2012, pursuant to their previously announced consent solicitation, to permit the Company to pay additional dividends of up to $270.0 million.

•	On May 7, 2012, the Company and EVERTEC Finance Corp. issued $40.0 million principal amount of additional senior notes.

•

On May 9, 2012, the Company entered into an amendment to the agreement governing its senior secured credit facilities to allow, among other things, a restricted payment in an amount not to exceed $270.0 million and certain adjustments to the financial covenant therein. The Company also incurred $170.0 million of secured incremental term loans.

•

On May 9, 2012, the Company used the net proceeds from the incremental term loan described above and the additional senior notes, together with cash on hand, to pay a cash distribution of approximately $267.2 million to its direct parent, Carib Holdings, LLC.

As of June 30, 2012, the Company’s unpaid principal balance was $745.5 million.

Conference-Call Information

EVERTEC will host an investor conference call to review the operating results for the second quarter of 2012 as follows:

Date:  August 13, 2012

Time:  11:00 a.m. (Eastern Time)

Telephone access:  (866) 711-8198 (U.S.) or (617) 597-5327 (outside U.S.) Passcode #27113513

Live webcast:  www.evertecinc.com, in the ‘Investor Relations’ section

The teleconference replay will be available two hours after completion through August 27, 2012, at (888) 286-8010 (U.S.) or (617) 801-6888. The conference ID for the replay is 26554295. The archived webcast will be on the EVERTEC website, www.evertecinc.com, in the ‘News and Market Information’ area of the ‘Investor Relations’ section, under ‘Event Calendar’.

About EVERTEC, LLC

EVERTEC, LLC and its subsidiaries are a diversified processing business, offering transaction and payment processing services, merchant acquiring services, and business process management solutions in Puerto Rico and certain countries throughout the Caribbean and Latin America. EVERTEC owns and operates the ATH network, the leading debit payment and automated teller machine (“ATM”) network in Puerto Rico. EVERTEC’s products and services include point-of-sale processing, network and switch services, ATM driving services, core bank processing, business process outsourcing solutions, technology infrastructure management, and merchant acquiring services. Headquartered in San Juan, Puerto Rico, EVERTEC has approximately 1,500 employees in seven countries throughout the Caribbean and Latin America. EVERTEC is 51% owned by an affiliate of Apollo Global Management, LLC, a leading private equity and capital markets investor, and 49% owned by Popular, Inc., the largest financial institution in Puerto Rico and the Caribbean. For more information about EVERTEC, please visit www.evertecinc.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of EVERTEC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Statements preceded by, followed by, or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” and “plans” and similar expressions of future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our high level of indebtedness and restrictions contained in our debt agreements; our ability to generate sufficient cash to service our indebtedness and to generate future profits; our reliance on our relationship with Popular for a significant portion of our revenues; our ability to renew our client contracts on terms favorable to us; our dependence on our processing systems, technology infrastructure, security systems and fraudulent-payment-detection systems; our ability to develop, install and adopt new technology; a decreased client base due to consolidations in the banking and financial-services industry; the credit risk of our merchant clients, for which we may also be liable; the continuing market position of the ATH network; our dependence on credit card associations; changes in the regulatory environment and changes in international, legal, political, administrative or economic conditions; the geographical concentration of our business in Puerto Rico; operating an international business in multiple regions with potential political and economic instability; our ability to execute our expansion and acquisition strategies; our ability to protect our intellectual property rights; our ability to recruit and retain qualified personnel; our ability to comply with federal, state, and local regulatory requirements; and evolving industry standards.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission (“SEC”) on March 27, 2012, and in the other reports the Company files with the SEC from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. We undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

Investor Contacts:

Juan J. Román, CPA	Luis M. Cabrera
Executive Vice President and	Senior Vice President
Chief Financial Officer	Treasurer – Head of Investor Relations & Corporate Development
(787) 759-9999, ext 4895	(787) 759-9999, ext 3897
jjroman@evertecinc.com	luiscabrera@evertecinc.com

Media Contact:

Wanda Betancourt, APR
Senior Vice President
Communications and Marketing
(787) 759-9999, ext 4805 wabetancourt@evertectinc.com

EVERTEC, LLC (Unaudited) Consolidated Balance Sheets

(Dollar amounts in thousands)	June 30, 2012	December 31, 2011
Assets
Current Assets:
Cash	$25,735	$53,523
Restricted cash	5,521	5,288
Accounts receivable, net	58,289	60,930
Prepaid expenses and other assets	15,725	21,526

Total current assets	105,270	141,267
Investments in equity investees	10,604	12,267
Property and equipment, net	33,743	36,685
Goodwill	373,218	371,712
Other intangible assets, net	425,518	448,914
Other long-term assets	22,733	22,894

Total assets	$971,086	$1,033,739

Liabilities and member’s equity
Current Liabilities:
Accrued liabilities	$33,418	$29,581
Accounts payable	17,517	21,786
Unearned income	776	900
Income tax payable	2,091	3,383
Deferred tax liability, net	891	9,321

Total current liabilities	54,693	64,971
Long-term debt	735,638	523,833
Long-term deferred tax liability, net	7,100	91,431
Other long-term liabilities	449	449

Total liabilities	797,880	680,684

Member’s equity
Member’s units (100 units issued and outstanding)	—	—
Contributed capital	174,904	326,367
Accumulated (losses) earnings	(2,716)	28,006
Accumulated other comprehensive income (loss), net of tax of $0 and $13	1,018	(1,318)

Total member’s equity	173,206	353,055

Total liabilities and member’s equity	$971,086	$1,033,739

EVERTEC, LLC (Unaudited) Consolidated Statements of Income and Comprehensive Income

	Quarters ended June 30,		Six months ended June 30,
(Dollar amounts in thousands)	2012	2011	2012	2011
Revenues (1)
Transaction processing	$23,803	$20,765	$46,702	$41,036
Merchant acquiring, net	17,028	14,719	34,689	29,467
Business solutions	43,541	43,253	85,469	84,024

Total revenues	84,372	78,737	166,860	154,527

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization shown below	39,831	37,655	77,572	75,159
Selling, general and administrative expenses	8,477	8,962	17,464	17,457
Depreciation and amortization	17,830	17,092	35,752	34,464

Total operating costs and expenses	66,138	63,709	130,788	127,080

Income from operations	18,234	15,028	36,072	27,447

Non-operating (expenses) income
Interest income	75	145	192	459
Interest expense	(13,254)	(13,754)	(24,430)	(27,876)
Earnings of equity method investments	509	256	575	256
Other expenses	(8,397)	(93)	(10,657)	(3,979)

Total non-operating (expenses) income	(21,067)	(13,446)	(34,320)	(31,140)

(Loss) income before income taxes	(2,833)	1,582	1,752	(3,693)
Income tax benefit	(88,526)	(391)	(87,472)	(29,537)

Net income	85,693	1,973	89,224	25,844
Other comprehensive income, net of income tax expense of $19, $0, $13 and $0
Foreign currency translation adjustments	1,230	970	2,336	1,414

Total comprehensive income	$86,923	$2,943	$91,560	$27,258

(1)	Certain prior period balances have been reclassified to conform to the current presentation format which did not have any impact on net income.

EVERTEC, LLC (Unaudited) Consolidated Condensed Cash Flows

	Six months ended June 30,
	2012	2011
Cash flows from operating activities
Net income	$89,224	$25,844
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,752	34,464
Amortization of debt issue costs and premium and accretion of discount	2,427	5,340
Provision for doubtful accounts and sundry losses	1,173	511
Deferred tax benefit	(92,943)	(30,928)
Share-based compensation	557	414
Realized loss on derivative	—	1,399
Unrealized loss of indemnification assets	216	761
Amortization of a contract liability	(703)	(3,384)
Loss on disposition of property and equipment	47	35
Earnings from equity investee	(575)	(256)
Dividend received from equity investee	728	738
Prepayment penalty related to debt refinancing	—	(3,387)
Premium on issuance of long-term debt	2,000	—
(Increase) decrease in assets:
Accounts receivable, net	4,247	9,704
Prepaid expenses and other assets	994	(5,220)
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	151	(10,779)
Income tax payable	(1,292)	210
Unearned income	(124)	1,138
Other long-term liabilities	—	(225)

Total adjustments	(47,345)	535

Net cash provided by operating activities	41,879	26,379

Cash flows from investing activities
Net (increase) decrease in restricted cash	(233)	545
Intangible assets acquired	(3,712)	(8,943)
Property and equipment acquired	(5,166)	(4,739)
Proceeds from sales of property and equipment	43	106
Acquisition of an equity method investment	—	(9,244)

Net cash used in investing activities	(9,068)	(22,275)

Cash flows from financing activities
Proceeds from issuance of long-term debt	208,725	—
Debt issuance costs	(2,174)	—
Distribution to member	(267,150)	—
Repayment and repurchase of long-term debt and other liabilities	—	(28,125)

Net cash used in financing activities	(60,599)	(28,125)

Net decrease in cash	(27,788)	(24,021)
Cash at beginning of the period	53,523	55,199

Cash at end of the period	$25,735	$31,178

Net Income Reconciliation to EBITDA and Adjusted EBITDA

We define “EBITDA” as earnings before interest, taxes, depreciation and amortization. We define “Adjusted EBITDA” as EBITDA as further adjusted to exclude unusual items and other adjustments described below. We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our presentation of Adjusted EBITDA is consistent with the equivalent measurements that are contained in our senior secured credit facilities and the indenture governing the notes in testing our compliance with covenants therein such as the senior secured leverage ratio and the fixed charge coverage ratio. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses such as those excluded in calculating them. Further, our presentation of these measures should not be construed as an inference that our future operating results will not be affected by unusual or nonrecurring items.

Some of the limitations of EBITDA and Adjusted EBITDA are as follows:

•	they do not reflect cash outlays for capital expenditures or future contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness;

•	they do not reflect income tax expense or the cash necessary to pay income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•

other companies, including other companies in our industry, may not use EBITDA and Adjusted EBITDA or may calculate EBITDA and Adjusted EBITDA differently than as presented in this press release, limiting their usefulness as a comparative measure.

Adjusted EBITDA is not a measurement of liquidity or financial performance under GAAP. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with GAAP, as an indicator of cash flows, as a measure of liquidity or as an alternative to operating or net income determined in accordance with GAAP.

A reconciliation of net income to EBITDA and Adjusted EBITDA is provided below:

	Quarters ended June 30,		Six months ended June 30,		Twelve months ended June 30, 2012
(Dollar amounts in thousands)	2012	2011	2012	2011
Net income	$85,693	$1,973	$89,224	$25,844	$91,384
Income tax benefit	(88,526)	(391)	(87,472)	(29,537)	(90,989)
Interest expense, net	13,179	13,609	24,238	27,417	47,018
Depreciation and amortization	17,830	17,092	35,752	34,464	71,179

EBITDA	28,176	32,283	61,742	58,188	118,592

Software maintenance reimbursement and other costs (1)	667	411	1,307	658	3,219
Equity income (2)	219	482	153	482	306
Compensation and benefits (3)	593	713	3,100	814	18,256
Pro forma VRP benefits (4)	—	1,584	—	3,167	1,584
Transaction, refinancing and other non-recurring fees (5)	10,477	1,670	11,734	5,854	13,895
Management fees (6)	746	636	1,491	1,260	2,763
Purchase accounting (7)	41	(277)	(102)	771	(1,266)

Adjusted EBITDA	$40,919	$37,502	$79,425	$71,194	$157,349

(1)	Primarily represents reimbursements received for certain software maintenance expenses as part of the Merger.
(2)	Represents CONTADO’s non-cash equity income and cash dividend received.
(3)

For the six months ended June 30, 2012, mainly represents a one-time payment of $2.2 million as a result of the former CEO’s employment modification agreement. For the last twelve months period and 2011 periods, also includes one-time costs related to the Voluntary Retirement Program (“VRP”). All periods include other adjustments related to non-cash equity based compensation.

(4)

Adjustment represents the pro forma effect of expected net savings in compensation and benefits related to employees that participate in the VRP offered by the Company during the third quarter of 2011.

(5)

For the quarter and six months ended June 30, 2012, primarily relates to non-recurring fees associated with the issuance of additional debt and the dividend payment to our direct parent company. Also, includes adjustments to support additional requirements of a stand-alone entity and to certain other adjustments permitted under the credit facility and indenture agreements.

(6)	Represents the management fee payable to the equity sponsors.
(7)

Primarily represents the elimination of the effects of purchase accounting in connection with (i) certain customer service and software related arrangements where EVERTEC receives reimbursements from Popular, and (ii) for 2011 EVERTEC’s rights and obligations to buy equity interest in CONTADO and Serfinsa.